Exhibit 99.1
Spirit Airlines Reports October 2016 Traffic

MIRAMAR, Fla., (November 8, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for October 2016.

Traffic (revenue passenger miles) in October 2016 increased 12.3 percent versus October 2015 on a capacity (available seat miles) increase of 13.1 percent. Load factor for October 2016 was 82.9 percent, a decrease of 0.6 percentage points compared to October 2015.
Spirit's completion factor for October 2016 was negatively impacted as a result of adverse weather conditions and airport closures in connection with Hurricane Matthew. Spirit canceled 313 flights, or 48.2 million available seat miles, related to the storm.

Preliminary Traffic Results

	October 2016	October 2015	Change
Revenue passenger miles (RPMs) (000)	1,728,001	1,538,686	12.3%
Available seat miles (ASMs) (000)	2,085,175	1,843,544	13.1%
Load factor	82.9%	83.5%	(0.6) pts
Passenger flight segments	1,730,928	1,521,961	13.7%
Average stage length (miles)	970	993	(2.3)%
Total departures	12,176	10,973	11.0%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	17,947,095	14,806,000	21.2%
Available seat miles (ASMs) (000)	20,994,802	17,384,302	20.8%
Load factor	85.5%	85.2%	0.3 pts
Passenger flight segments	17,999,324	14,792,706	21.7%
Average stage length (miles)	977	983	(0.6)%
Total departures	123,671	106,213	16.4%

Preliminary Systemwide Operational Performance

October 2016
On-Time Performance[1]	85.6%
Completion Factor	97.2%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 400 daily flights to 57 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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